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                                                                    EXHIBIT 10.1


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                            STOCK PURCHASE AGREEMENT

                                     between

                          QUAIL ACQUISITION CORPORATION

                                       and

                               ASAHI/AMERICA, INC.


                                 August 9, 1999




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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT ("Agreement") is made as of the 9th day of August, 1999, by and between Quail Acquisition Corporation, a Massachusetts corporation ("Buyer"), and Asahi/America, Inc., a Massachusetts corporation ("Asahi"). The definitions set forth in Schedule I hereto are incorporated herein by reference for all purposes of the Agreement.

         WHEREAS, Asahi owns one hundred (100) shares of common stock, at no par value per share (the "Shares"), of Quail Piping Products, Inc. a Massachusetts corporation ("Quail"), being all of the issued and outstanding shares of capital stock of Quail; and

         WHEREAS, Asahi desires to sell, and Buyer desires to purchase, all of the Shares.

         NOW, THEREFORE, in consideration of these premises, the agreements, representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         Section 1.   PURCHASE AND SALE OF SHARES.

         1.1 SALE OF SHARES. Asahi agrees to sell and deliver to Buyer, and Buyer agrees to purchase and accept from Asahi, free and clear of all liens, options and other encumbrances, on the terms and subject to the conditions set forth in this Agreement, and for the Purchase Price described in Section 1.2 hereof, the Shares.

         1.2 PURCHASE PRICE. There shall be paid to Asahi on the Closing Date, the purchase price of Four Million Five Hundred Thousand ($4,500,000.00) (the "Purchase Price") by wire transfer, certified or bank cashier's check or other immediately available funds.

         1.3 DELIVERY OF SHARES. Against payment of the Purchase Price, Asahi shall deliver to Buyer the certificates representing the Shares duly endorsed for transfer to Buyer or accompanied by an instrument to effect such transfer duly executed by Asahi.

         Section 2.   CLOSING.

         Consummation of the transactions contemplated hereby ("Closing") shall occur at the offices of Chadbourne & Parke, LLP, commencing at 10:00 a.m. local time on the Merger Closing Date upon satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby (the "Closing Date").

         Section 3.   REPRESENTATIONS AND WARRANTIES.

         3.1 REPRESENTATIONS AND WARRANTIES CONCERNING QUAIL AND ASAHI. Asahi represents and warrants, upon which representations and warranties Buyer is relying, as follows:

         (a) EXISTENCE AND GOOD STANDING. Asahi and Quail are corporations duly organized, validly existing and in good standing under the laws of Massachusetts. Quail has the power to own or hold under lease the rights, properties and assets it purports to own or hold under lease and to carry on its business as now being conducted except where the failure to do so would not result in a Material Adverse Effect.

         (b) CAPITAL STOCK. The authorized capital stock of Quail consists solely of 200,000 shares of Common Stock, no par value, of which one hundred
(100) shares are issued and outstanding. Asahi owns one hundred percent (100%) of the issued and outstanding capital stock of Quail. There are no existing options, warrants, rights, calls or commitments of any character relating to the capital stock of Quail, and there are no outstanding securities or other instruments convertible into or exchangeable for shares of capital stock of Quail and no commitments to issue such securities or instruments. All outstanding Shares were issued in compliance with all applicable federal and state securities laws and all such Shares are duly authorized, validly issued, fully paid and non-assessable and, at the Closing, will be free and clear of all liens, encumbrances, security interests, equities, options, claims, charges and restrictions and have not been sold, assigned, transferred, pledged, hypothecated, optioned or otherwise encumbered.

         (c) OWNERSHIP OF SHARES AND DELIVERY OF VALID TITLE. Asahi owns of record and beneficially the Shares, and Asahi has, and at the Closing will have, and upon delivery will pass to Buyer, good and marketable title to the Shares, free and clear of all liens, options and other encumbrances.

         (d) AUTHORIZATION. All consents, authorizations, orders and approvals necessary for the sale and delivery of the Shares to be sold by Asahi hereunder, have been obtained, and Asahi has, and as of the Closing will have, full right, power, authority and capacity to sell, assign, transfer and deliver the Shares pursuant to this Agreement.

         (e) EXECUTION AND DELIVERY. Except as set forth on Schedule 3.1(e), all consents, approvals, authorizations and orders necessary for the execution and delivery by Asahi of this Agreement have been obtained, and Asahi has full right, power, authority and capacity to enter into and perform fully under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of Asahi, this Agreement has been duly executed and delivered by Asahi and constitutes a legal, valid and binding obligation of Asahi enforceable against it in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, and by general equitable principles.


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

         (f) NO CONFLICTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not:

                (i) result in any breach of, or constitute a default under, the Corporate Documents of Asahi;

                (ii) upon fulfillment of conditions set forth in Section 5.3 result in a breach of or constitute a default under any instrument, agreement or obligation to which Asahi is a party or by which Asahi or any of its properties is bound;

                (iii) require the consent, approval, order or authorization of, or registration, declaration or filing with any governmental or quasi-governmental authority or board, or any other Person in connection with the execution and delivery of this Agreement by Asahi or the consummation of the transactions contemplated hereunder; or

                (iv) violate any existing statute, arbitration award, order, writ, judgment, injunction or decree of any court, administrative agency or governmental or quasi-governmental body having jurisdiction over Asahi or any of its properties.

         (g) BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of Quail or Asahi is, or will be, entitled to any commission or broker's or finder's fees from Buyer in connection with any of the transactions contemplated herein.

         3.2    DISCLAIMER OF ASAHI WARRANTIES.

         (a) Except as expressly set forth in Section 3.1, Asahi makes no representation or warranty whatsoever, express or implied, relating to the assets or business of Quail, including without limitation, any representation or warranty as to the future sales or profitability of the business of Quail.

         (b) Under no circumstances shall Asahi be liable for any breach of a representation or warranty or for any indemnity hereunder if such breach or indemnification obligation is based on items, facts, circumstances, actions, inactions or matters known by Leslie B. Lewis, T.J. Hammer or John E. Lawrence, it being agreed that (i) such individuals are collectively responsible for and have operated or supervised the operation of the business of Asahi and/or Quail;
(ii) such individuals have in-depth knowledge of the business of Quail and its assets and liabilities; (iii) such individuals have ownership interests in the Buyer; (iv) the Buyer has had access to the knowledge of such individuals; and
(v) Asahi's knowledge of the business of Quail is dependent upon the knowledge of such individuals. For purposes hereof, "known" shall include actual knowledge and items which should have been known.

         3.3 REPRESENTATIONS AND WARRANTIES CONCERNING BUYER. Buyer represents and warrants, upon which representations and warranties Asahi is relying, as follows:


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

         (a) EXISTENCE AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. Buyer has the power to own or hold under lease the rights, properties and assets it purports to own or hold under lease and to carry on its business as now being conducted.

         (b) DUE AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of Buyer; and this Agreement has been duly executed and delivered by Buyer, constitutes the valid, legally binding obligation of Buyer and is enforceable in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, and by general equitable principles.

         (c) FINANCING AND NET WORTH. Buyer has obtained in good faith: (a) a bona fide commitment letter from Management Shareholders, and (b) a letter of interest from Gemini Investors, LLC providing for debt and equity financing sufficient to pay the Purchase Price. Such letters are attached hereto as EXHIBIT A. To the best of Buyer's knowledge, no facts or circumstances exist as of the date of this Agreement that would be reasonably likely to result in the failure to complete such financing upon the terms set forth in such letters. After giving effect to the transactions contemplated by this Agreement, Quail will have assets in excess of its liabilities of not less than $4,000,000.

         (d) NO CONFLICTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not:

                (i) result in any breach of, or constitute a default under, the Corporate Documents of Buyer;

                (ii) result in a breach of or constitute a default under any instrument, agreement or obligation as to which Buyer is a party or by which Buyer or any of its properties is bound;

                (iii) require the consent, approval, order or authorization of, or registration, declaration or filing with any governmental or quasi-governmental authority or board, or any other Person in connection with the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereunder; or

                (iv) violate any existing statute, arbitration award, order, writ, judgment, injunction or decree of any court, administrative agency or governmental or quasi-governmental body having jurisdiction over Buyer or any of its properties.

         (e) BROKER'S AND FINDER'S FEES. No agent, broker, person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker's or finder's fees from Asahi in connection with any of the transactions contemplated herein.


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         Section 4.    CONDITIONS TO BUYER'S OBLIGATIONS TO CLOSE.

         The obligations of Buyer hereunder shall be subject to the fulfillment on or prior to the Closing of the following conditions:

         4.1 CLERK'S CERTIFICATE. There shall have been delivered to Buyer a certificate of the corporate Clerk of Asahi dated the Closing Date certifying as to true copies of all corporate action taken by the stockholders and directors of Asahi relative to this Agreement, the Articles of Organization (certified by the Secretary of State as of a recent date), and the Bylaws of Asahi as amended to date, and the names, true signatures and incumbency of the officers of Asahi authorized to execute this Agreement and the other documents executed or to be executed in connection herewith.

         4.2     MERGER. The Merger shall concurrently have become effective.

         4.3 NO LEGAL ACTION. No injunction or other restraining order issued by a court of competent jurisdiction that in Buyer's judgment prohibits the consummation of any of the transactions contemplated hereby shall be in effect (each party agreeing to use its best efforts in good faith to have any such injunction or other order lifted), and no governmental action or proceeding shall have been commenced or threatened in writing seeking any injunction or other restraining order that seeks to prohibit, restrain, invalidate or set aside consummation of any of the transactions contemplated hereby.

         4.4 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Asahi contained in this Agreement shall be true and correct in all material respects at and as of the Closing.

         4.5 FINANCING. Buyer shall have received the cash proceeds of the financing described in the letters attached hereto as EXHIBIT A and additional equity financing in an aggregate amount of up to $940,000.

         4.6 PERFORMANCE OF COVENANTS. Asahi shall have performed in all material respects all of its covenants set forth herein that are required to be performed at or prior to the Closing Date.

         4.7 NO MATERIAL ADVERSE CHANGE. Since the date hereof, there shall not have been any material adverse change in the financial condition, business, operations, prospects or properties of Quail.

         4.8 RESIGNATION OF OFFICERS AND DIRECTORS. Buyer shall have received the written resignations of each Officer and Director of Quail.

         4.9 RELEASE OF GUARANTEES. All guarantees, negative pledges, severance agreements, reimbursement agreements and all other obligations and liabilities, of Asahi with respect to Quail obligations ("Asahi Guarantees"), shall have been terminated or


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

released to the satisfaction of Asahi in its sole discretion including without limitation, those referred to on Schedule 3.05 of the Merger Agreement. Quail shall have been removed from the Citizens Loan Agreement. The foregoing notwithstanding, subject to Section 3.2(b), Asahi shall remain liable for all tax obligations of Quail relative to the fiscal year of Quail in which the transaction closes, up to and including the Closing Date. All intercompany accounts by and between Quail and Asahi shall have been settled.

         4.10 QUAIL LOAN. All intercompany accounts between Asahi and Quail shall have been settled except that $1,000,000 in loans outstanding from Asahi to Quail shall be converted into a loan payable, guaranteed, secured and subordinated as provided in Section 7.02(d) of the Merger Agreement.

         4.11 GENERAL. All instruments, filings and legal and other proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Buyer and its counsel, and it shall have received copies of all documents, including records of corporate proceedings, and certificates which it may have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

         Section 5.   CONDITIONS TO ASAHI'S OBLIGATIONS TO CLOSE.

         The obligations of Asahi hereunder shall be subject to the fulfillment on or prior to the Closing of the following conditions:

         5.1 SECRETARY'S CERTIFICATES. Buyer shall have delivered to Asahi a certificate of its Secretary dated the Closing Date certifying as to true copies of all corporate action taken by it relative to this Agreement, charter documents (certified by the Secretary as of a recent date), the Bylaws of Buyer and the names, true signatures and incumbency of the officers of Buyer authorized to execute this Agreement and the other documents executed or to be executed in connection herewith.

         5.2     MERGER. The Merger shall concurrently have become effective.

         5.3 RELEASE OF GUARANTEES. All guarantees, negative pledges, severance agreements, reimbursement agreements and all other obligations and liabilities, of Asahi with respect to Quail obligations ("Asahi Guarantees"), shall have been terminated or released to the satisfaction of Asahi in its sole discretion including without limitation, those referred to on Schedule 3.05 of the Merger Agreement. Quail shall have been removed from the Citizens Loan Agreement. The foregoing notwithstanding, Asahi shall remain liable for all tax obligations of Quail relative to the fiscal year of Quail in which the transaction closes, up to and including the Closing Date. All intercompany accounts by and between Quail and Asahi shall have been settled.

         5.4 QUAIL LOAN. All intercompany accounts between Asahi and Quail shall have been settled except that an intercompany loan in the aggregate amount of $1,000,000


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

outstanding from Asahi to Quail shall be converted into a loan payable of Quail, guaranteed, secured and subordinated as provided in Section 7.02(d) of the Merger Agreement.

         5.5 NO LEGAL ACTION. No injunction or other restraining order issued by a court of competent jurisdiction that in Asahi's judgment prohibits the consummation of any of the transactions contemplated hereby shall be in effect (each party agreeing to use its best efforts in good faith to have any such injunction or other order lifted), and no governmental action or proceeding shall have been commenced or threatened in writing seeking any injunction or other restraining order that seeks to prohibit, restrain, invalidate or set aside consummation of any of the transactions contemplated hereby.

         5.6 PERFORMANCE OF COVENANTS. Buyer shall have performed in all material respects all of its covenants set forth herein that are required to be performed at or prior to the Closing Date.

         5.7 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as contemplated or permitted by this Agreement.

         5.8 NO MATERIAL ADVERSE CHANGE. Since the date hereof, there shall not have been any material adverse change in the financial condition, business, operations, prospects or properties of Quail.

         5.9 GENERAL. All instruments, filings and legal and other proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Asahi, and Asahi shall have received copies of all documents, including records of corporate proceedings, and certificates which it may have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

         Section 6. INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS; POST CLOSING OBLIGATIONS.

         6.1     INDEMNITY OF BUYER.

         (a) Asahi shall indemnify, defend and hold harmless Buyer against and in respect of any and all losses, costs, liabilities, actual damages, claims, causes of action, litigation, judgments, suits, proceedings, costs, disbursements, expenses, including but not limited to interest, penalties and reasonable attorneys' fees, but excluding consequential damages (collectively, "Losses"), incurred or suffered by Buyer which arise from, are based upon or relate to, (i) any breach by Asahi of any representation or warranty contained in the Agreement, or (ii) the failure by Asahi to perform any covenant or agreement required by this Agreement or any schedule, certificate, exhibit or other instrument furnished or to be furnished by it pursuant to this Agreement.


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         (b)     The preceding paragraph notwithstanding, there shall be no entitlement to indemnification under Section 6.1(a)(i) unless the amount of indemnification to which Buyer would be entitled in respect of a Loss or the aggregate amount of all Losses described in Section 6.1(a)(i) shall exceed $30,000. If the aggregate amount of all Losses shall exceed $30,000, Buyer shall be entitled to indemnification for the entire amount thereof, not just for the portion in excess of $30,000; provided, however, that Buyer shall not be entitled to any amounts in excess of the Purchase Price.

         6.2     INDEMNITY OF ASAHI.

         (a) Buyer shall indemnify, defend and hold harmless Asahi against and in respect of any and all Losses incurred or suffered by Asahi which arise from, are based upon or relate to, (i) any breach by Buyer of any representation or warranty contained in the Agreement (ii) the failure by Buyer to perform any covenants or agreement required by this Agreement or any schedule, certificate, exhibit or other instrument furnished or to be furnished by them pursuant to this Agreement or (iii) any obligation or liability of or relating to Quail, its officers, directors or employees other than as specified herein to be undertaken by Asahi, provided, however, that any liability of any officer or director of Quail prior to the Closing which is covered under any Directors and Officers insurance policy of Asahi shall be, to the extent of such policy limit thereunder, covered under such policy.

         (b) The preceding paragraph notwithstanding, there shall be no entitlement to indemnification unless the amount of indemnification under
Section 6.2(a)(i) to which Asahi would be entitled in respect of a Loss or the aggregate amount of all Losses described in Section 6.2(a)(i) shall exceed $30,000. If the aggregate amount of all Losses shall exceed $30,000, Asahi shall be entitled to indemnification for the entire amount thereof, not just for the portion in excess of $30,000; provided, however, that Asahi shall not be entitled to any amounts in excess of the Purchase Price.

         6.3 PROCEDURE IN RESPECT OF THIRD PARTY CLAIMS. In the event any third party claim is asserted against any party with a right to be indemnified hereunder ("Indemnified Party") that may give rise to a claim against Asahi or Buyer ("Indemnifying Party") for indemnification under this Section 6, the Indemnified Party shall, promptly after notice of such claim, advise the Indemnifying Party in writing that such claim is an Indemnity Claim. The failure to give prompt notice shall not affect the rights of the Indemnified Party to indemnity hereunder except to the extent that such failure either shall have materially prejudiced the Indemnifying Party in the defense of such claim or shall have increased the amount of the obligation of the Indemnifying Party, and then only to such extent. The Indemnifying Party receiving such notice shall, within thirty (30) days of receipt of such notice, (a) deny in writing the claim, (b) pay the amount of the claim if a monetary amount is involved, or (c) if a claim of a third party is involved, have the right to assume the defense of such claim. The Indemnifying Party shall have the exclusive right to conduct and control, through counsel of its own choosing, the defense of any such claim or any action arising therefrom, PROVIDED, that in conducting the defense of any such claim or action, the Indemnifying Party shall, and shall cause its counsel to, consult with the Indemnified Party and counsel, if any, selected by it, and shall keep such counsel, if any, and the Indemnified


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Party fully advised of the progress thereof. If the Indemnifying Party fails or refuses to assume the conduct and control of the defense of any such claim or action, then the Indemnified Party shall conduct and control such defense; PROVIDED, HOWEVER, that in so conducting the defense of any such claim or action, the Indemnified Party shall, and shall cause its counsel to, consult with the Indemnifying Party and counsel, if any, selected by it, and shall keep such counsel, if any, and the Indemnifying Party fully advised of the progress thereof. No settlement of any claim for which indemnification is sought hereunder shall be made without either (x) the prior written consent of both the Indemnifying Party and the Indemnified Party, which consent shall not be unreasonably withheld or delayed, or (y) the release of the Indemnified Party from all liability relating to such claim, in form and substance reasonable satisfactory to the Indemnified Party and its counsel.

         6.4 RECOURSE FOR INDEMNITY CLAIMS. If either party is entitled to indemnification for any Indemnity Claims, such party shall be entitled to immediate payment from the other party.

         6.5 INTEREST AND COSTS OF COLLECTION. If any amount shall be owing to Buyer or Asahi pursuant to this Section 6 and if any such amount or any portion thereof is not paid when duly claimed by the party entitled thereto, then upon a final determination that such amount or any portion thereof is in fact owing, the party owing such amount or any portion thereof agrees (x) to pay interest thereon at a rate equal to the prime lending rate quoted by The Wall Street Journal as the "Prime Rate" from the date claimed to the date paid and
(y) to pay the costs and expenses of collection, including reasonable counsel's fees.

         6.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and agreements of Asahi and Buyer made in this Agreement or in any exhibit, statement, schedule, certificate, instrument or any document delivered pursuant hereto, shall survive the Closing for a period of one (1) year from the Closing Date. Notwithstanding anything to the contrary contained in the first sentence of this Section 6.6, the representations and warranties contained in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d) and 3.2(a) shall survive the Closing for a period of three (3) years.

         6.7 POST-CLOSING OBLIGATIONS. After the Closing Date, where there is a legitimate purpose in connection with defending a claim for which Asahi is or may be required to indemnify Buyer, Buyer shall provide Asahi with copies of information or documentation, upon prior reasonable written request specifying the need therefor; PROVIDED, HOWEVER, that the foregoing right shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of Buyer.


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         6.8     POST CLOSING ACCOUNTING AND ADJUSTMENTS. Within thirty (30)
days following the Closing Date, Quail and Asahi shall share all pertinent information and agree upon the intercompany account between them as of the Closing Date determined on an accrual basis in accordance with generally accepted accounting principles consistently applied and Quail or Asahi, as the case may be, shall remit to the other such amount as is necessary to bring such account to zero (exclusive of the Quail Loan). In the event that the parties cannot agree upon the settlement of the account within such thirty (30) day period, the dispute shall be fully and finally settled by an independent accounting firm mutually acceptable to the parties.


         Section 7.    TAX MATTERS

         7.1 PREPARATION AND FILING OF TAX RETURNS. Asahi will prepare and timely file or will cause to be prepared and timely filed all appropriate Federal, state, local and foreign tax returns in respect of Quail and its assets or activities that (a) are required to be filed on or before the Closing Date or
(b) are required to be filed after the Closing Date and (i) include Quail, on the one hand, and Asahi or any of its affiliates (other than Quail), on the other hand or (ii) are with respect to Income Taxes or other taxes and are required to be filed on a separate tax return basis for any tax period ending on or before the Closing Date. Buyer will prepare or cause to be prepared and will timely file or cause to be timely filed all other tax returns required of Buyer and its affiliates (including Quail), or in respect of their assets or activities. Any such tax returns that include periods ending on or before the Closing Date or that include the activities of Quail prior to the Closing Date will, insofar as they relate to Quail, be on a basis consistent with the last previous such tax returns filed in respect of Quail, unless Asahi or Buyer, as the case may be, concludes that there is no reasonable basis for such position, and no position shall be taken on any such tax return that would have a material adverse effect on Quail for taxable periods ending after the Closing Date. Neither Buyer nor Quail will file any amended tax returns for any periods for or in respect of Quail with respect to which Buyer is not obligated to prepare or cause to be prepared the original such tax returns pursuant to this Section 7.1 without the prior written consent of Asahi which shall not be unreasonably withheld and which will be granted if the amended tax return position is reasonable.

         7.2 PAYMENT OF TAXES. From and after the Closing Date Asahi will pay or cause to be paid all Taxes shown as due with respect to tax returns which Asahi is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.1 and Buyer will pay or cause to be paid all Taxes shown as due with respect to tax returns which Buyer is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.1.

         7.3 TAX SHARING AGREEMENTS. On the Closing Date, all Tax sharing agreements and arrangements between (a) Quail, on the one side and (b) Asahi or any of its affiliates (other than Quail), on the other side, will be terminated and have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments will be made thereunder on or after the Closing Date in respect of a redetermination of Tax liabilities or otherwise.


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

         7.4 CARRYFORWARDS AND CARRYBACKS. Buyer will cause Quail to elect, where permitted by law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Closing Date that could, in the absence of such an election, be carried back to a taxable period of Quail ending on or before the Closing Date. Buyer, on its own behalf and on behalf of its affiliates, hereby waives any right to use or apply any net operating loss, net capital loss, charitable contribution or other item of Quail for any Tax year ending on any date following the Closing Date to any period of Quail ending on or before the Closing Date.

         7.5 REFUNDS. Asahi will be entitled to retain, or receive immediate payment from Buyer or any of its affiliates (including Quail) of any refund or credit arising with respect to Quail (including, refunds and credits arising by reason of amended tax returns filed after the Closing Date or otherwise) relating to Taxes with respect to any Tax period ending on or before the Closing Date. Buyer and Quail will be entitled to retain, or receive immediate payment from Asahi of, any refund or credit with respect to Taxes with respect to any taxable period beginning after the Closing Date relating to Quail. Buyer and Asahi will equitably apportion any refund or credit with respect to Taxes with respect to any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"). Any outside costs and expenses incurred in connection with any refund or credit shall be apportioned equitably between the parties.

         7.6 TAX COOPERATION. From and after the Closing Date, each of Buyer and Asahi will provide the other party with such information and records and make such of its representatives available as may reasonably be requested by such other party in connection with the preparation of any tax return or any audit or other proceeding that relates to Quail. Buyer will prepare or cause Quail to prepare, on or before June 30, 2000 or as otherwise agreed, in a manner consistent with past practice, the Tax work paper preparation package or packages necessary to enable Asahi to prepare tax returns Asahi is obligated to prepare or cause to be prepared.

         7.7 TAX INDEMNIFICATION.

         (a) Asahi will indemnify, defend and hold the Buyer and its affiliates harmless from and against (i) all liability for income Taxes of Quail for (A) any taxable period that ends on the Closing Date (B) the portion of any Straddle Period ending on the Closing Date and (C) to the extent that the Closing Date does not occur during 1999, all liability for income Taxes of Quail for 1999, and (ii) all liability (as a result of Treasury Regulation Section 1.1502-6(a) or comparable provisions of state or foreign law) for Taxes of Asahi or any other person (other than Quail) which is or has ever been affiliated with Quail, or with whom Quail otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary tax return, prior to the Closing. Notwithstanding the foregoing, Asahi will not indemnify, defend or hold harmless Buyer or any of its affiliates (including Quail) from any liability for Taxes attributable to any action taken after the Closing by Buyer, any of its affiliates (including Quail), or any transferee of Buyer or any of its affiliates (other than any such action expressly required or otherwise expressly contemplated by this Agreement) (a "BUYER TAX ACT").

         (b) Buyer will indemnify, defend and hold Asahi and its affiliates harmless from and against (i) except to the extent Asahi is otherwise required to indemnify Buyer for such Tax pursuant to Section 7.7(a), all liability for Taxes of Quail for any taxable period, (ii) all liability for Taxes attributable to a Buyer Tax Act and (iii) all liability for Taxes attributable to an election by Buyer under Section 338 of the Code with respect to the purchase of the Quail.

         (c) The obligations of each party to indemnify, defend and hold harmless the other party and other persons, pursuant to Sections 7.7(a) and 7.7(b), will terminate upon the expiration of all applicable statutes of limitations (giving effect to any extensions thereof), PROVIDED, HOWEVER, that such obligations to indemnify, defend and hold harmless will not terminate with respect to any individual item as to which an indemnified party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the applicable indemnifying party.

         (d)   In the case of any Straddle Period:

         (i) the periodic Taxes of Quail that are not based on income or receipts (E.G., property Taxes) for the portion of any Straddle Period ending on the Closing Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire taxable period;

         (ii) Taxes of Quail for the portion of any Straddle Period ending on the Closing Date (the "PRE-CLOSING TAX PERIOD") (other than Taxes described in
Section 7.7(d)(i) will be computed as if such taxable period ended as of the close of business on the Closing Date[, and, in the case of any Taxes of Quail attributable to the ownership by Quail of any equity interest in any partnership or other "flowthrough" entity as if a taxable period of such partnership or other "flowthrough" entity ended as of the close of business on the Closing Date]; and

         (iii) Taxes of Quail for which a consolidated, combined or joint Tax Return is filed will be computed in accordance with the principles of Treasury Regulation Section 1.1502-76 as if separate returns had been filed for Quail for such Pre-Closing Tax Period and all prior taxable periods.

         (e)   Any indemnity payment required to be made pursuant to this
Section 7.7 will be paid within 30 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five business days prior to the date on which the relevant Taxes are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant taxing authority (including estimated Tax payments).

         7.8 TIMING ADJUSTMENTS. In the event that a final determination (which shall include the execution of a Form 870-AD or successor form) results in a timing difference (E.G., an acceleration of income or delay of deductions) that would increase Asahi's liability for Taxes pursuant to this Agreement or results in a timing difference (E.G., an acceleration of deductions or delay of income) that would increase Buyer's liability for Taxes pursuant to this Agreement, Buyer or Asahi, as the case may be, will promptly make payments to Asahi or Buyer as and when Buyer or Asahi, as the case may be, actually realizes any Tax benefits as a result of such timing difference (or under such other method for determining the present value of any such anticipated Tax benefits as agreed to by the parties). In determining the amount of any such Tax benefit, Buyer or Asahi, as the case may be, will be deemed to be subject to the applicable Federal, state and local Income Taxes at the maximum statutory rate then in effect.

         7.9  TAX CONTESTS.

         (a) If a claim is made by any taxing authority which, if successful, might result in an indemnity payment pursuant to Section 7.7, the indemnified party will promptly notify the indemnifying party of such claim (a "TAX CLAIM"); PROVIDED, HOWEVER, that the failure to give such notice will not affect the indemnification provided hereunder except to the extent the indemnifying party has actually been prejudiced as a result of such failure.

         (b) With respect to any Tax Claim relating to a taxable period ending on or before the Closing Date or to any other taxable period in which Quail joined in filing any consolidated, combined or unitary tax return, Asahi will control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner, provided however, that neither Asahi nor any of its appointed representatives shall, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the tax liability of Quail for any taxable year or other taxable period or portion thereof ending after the Closing Date. Except as provided in the first sentence of this Section 7.9(b), Buyer and its duly appointed representatives will control all proceedings and make all decisions taken in connection with such Tax Claim (including selection of counsel) and without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion either pay the Tax Claim and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner with respect to any taxable year or other taxable period in which Quail did not join in filing any consolidated tax return ending after the Closing Date. Asahi will keep Buyer informed in respect of all material aspects of such Tax Claims.

         (c) Except as otherwise provided in Section 7.9(b), Asahi and Buyer will jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of Quail for any Straddle Period. Neither Asahi nor Buyer will settle any such Tax Claim without the prior written consent of the other (not to be unreasonably withheld).

         (d) Each of Buyer, Quail and their respective affiliates, on the one hand, and Asahi and its respective affiliates, on the other, will cooperate in contesting any Tax Claim, which cooperation will include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

         7.10 TAX DEFINITIONS. For purposes of this Agreement, (a) "Tax" or "Taxes" means all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any governmental entity, and including any interest, penalties and additions attributable thereto; (b) "Buyer Tax Act" shall have the meaning ascribed in
Section 7.7(a) of this Agreement; (c) "Pre-Closing Tax Period" shall have the meaning ascribed in Section 7.7(d)(ii) of this Agreement; (d) "Straddle Period" shall have the meaning ascribed in Section 7.5 of this Agreement; and (e) "Tax Claim" shall have the meaning ascribed in Section 7.9(a) of this Agreement.

         Section 8.   EXPENSES AND LIABILITIES.

         Each party hereto will pay its own expenses, and Asahi shall pay the expenses of Quail, in connection with the negotiation, documentation and closing of this Agreement and the transactions contemplated hereby, including the fees and disbursements of its respective counsel; provided, however, that in the event this Agreement is terminated pursuant to Section 9(d), then Asahi shall promptly pay Buyer a termination fee of $125,000 (the "Termination Fee") and provided further, that Asahi shall pay no Quail expenses unless such expenses have been submitted to it for payment at the Closing. Buyer shall pay and shall indemnify Asahi and Quail for any and all transfer taxes arising from the purchase and sale of the Shares pursuant hereto. This Agreement operates as a full release, effective as of the Closing hereunder, of all obligations and liabilities of Asahi with respect to Quail, other than those obligations and liabilities expressly set forth herein.

         Section 9.   TERMINATION.

         This Agreement may be terminated at any time prior to the Closing, whether before or after approval of the terms of this Agreement by the stockholders of Asahi:

         (a) by mutual written consent of Buyer and Asahi, by action of their respective Boards of Directors;

         (b) by Buyer or Asahi if the Closing shall not have been consummated on or before December 31, 1999; provided, however, that neither Buyer nor Asahi may terminate this Agreement pursuant to this Section 9(b) if such party shall have materially breached this Agreement.

         (c) by Buyer or Asahi if any court of competent jurisdiction or other governmental authority has issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Closing and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such order, decree, ruling or other action;

         (d) by Asahi if (i) Asahi's Board of Directors approves an Acquisition Proposal (as defined in the Merger Agreement (but with respect to Quail, not Asahi)), for which all financing is then, in the judgment of the Asahi Board of Directors, reasonably obtainable, on terms which a majority of the members of Asahi's Committee of Independent Directors has determined in good faith after consultation with outside legal counsel that failure to take such action would create a reasonable possibility of a breach of the fiduciary duties of Asahi's Board of Directors, and (ii) such Acquisition Proposal is, in the written opinion of Asahi's financial advisor, more favorable from a financial point of view to Asahi's stockholders than the transactions contemplated by this Agreement; provided, however; that the termination described in this Section 9(d) shall not be effective unless and until Asahi shall have paid to Buyer the Termination Fee; or

         (e) by either Asahi or Buyer if the required approval of Asahi's stockholders of the Merger described herein shall not have been obtained at a duly held stockholders' meeting, including any adjournments thereof.

         Section 10.   DISPUTE RESOLUTION.

         10.1 MEDIATION. Except as otherwise expressly provided herein, in the event of any dispute, controversy or claim between Buyer and Asahi arising under this Agreement (a "Dispute"), Buyer and Asahi agree (i) to negotiate in good faith so as to use their best efforts for a period of thirty (30) days to settle any Dispute between them harmoniously and without mediation or arbitration, and
(ii) in the event such Dispute is not settled within such thirty (30) day period, to retain a professional mediator who shall be afforded sixty (60) days to resolve any Dispute by mediation in Boston, Massachusetts, and whose fees shall be borne equally by the Parties. Failing such harmonious resolution, the Parties expressly agree to comply with the arbitration procedure set forth in
Section 10.2 hereof.

         10.2   ARBITRATION.

         (a) Except as otherwise expressly provided herein, any Dispute which is not resolved in accordance with Section 10.1 hereof shall, except as provided in Section 10.3 hereof, be settled by an arbitrator by arbitration in Boston, Massachusetts, in accordance with the Rules for Commercial Arbitration of the American Arbitration Association (the "Rules") as amended from time to time and as modified by this Agreement. The arbitrator shall apply Massachusetts law.

         (b)    The arbitrator shall be selected by the mediator referred to in
Section 10.1. The arbitrator shall possess substantive legal experience in the principal issues in Dispute. Within thirty (30) days after the designation of the arbitrator, the Parties shall meet with the arbitrator, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue. After the appointment of the arbitrator, the

Parties shall have the right to take such depositions and to obtain discovery regarding the subject matter of the arbitration as would be available to them under the Rules, and the arbitrator shall have the power and authority to enforce the Parties' respective discovery obligations in accordance with the provisions of the Rules; PROVIDED, HOWEVER, that depositions shall not be taken unless leave to do so is first granted by the arbitrator.

         (c) Except as may otherwise be agreed in writing by the Disputing Parties or as ordered by the arbitrator upon substantial justification (such as to allow reasonable discovery as provided herein), the hearings of the Dispute shall be held and concluded within one hundred twenty (120) days of submission of the Dispute to arbitration. The arbitrator shall render their final award within thirty (30) days following conclusion of the hearing. The arbitrator shall state the factual and legal basis for the award. The decision of the arbitrator shall be final and binding except as provided in the Federal Arbitration Act, 9 U.S.C. ss. 1, ET SEQ., and except for errors of law based on findings of fact. Final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment shall not be required to make such award effective.

         10.3   INJUNCTIVE RELIEF.

         (a) Nothing in this Section 10 shall limit any right that the Parties may otherwise have to seek to obtain preliminary injunctive relief in order to preserve the status quo pending the disposition of any mediation process or arbitration proceeding.

         (b) For purposes of injunctive relief only, each of the Parties hereby consents to the exclusive jurisdiction of the United States District Court for the District of Massachusetts and any court of general jurisdiction in and for Boston, Massachusetts (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue in any such court or that any such proceeding which is brought in any such court has been brought in an inconvenient forum. Subject to applicable Law, process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or at equity.

         10.4 LEGAL FEES. The prevailing party in any legal action brought by one party against the other arising out of this Agreement shall be entitled, in addition to any other rights and remedies available to it at law or in equity, to reimbursement for its costs and expenses (including court costs and reasonable fees for attorneys and expert witnesses) incurred with respect to any such action. The term "prevailing party" for the purposes of this Section shall include a defendant who has by motion, judgment, verdict or dismissal by the court, successfully defended against any claim that has been asserted against it.

         Section 11.  NOTICES.

         Any notices or other communications required or permitted hereunder shall be in writing, and such notice shall be given by delivery in hand; by fax (with evidence of transmission); by certified mail, postage prepaid, return receipt requested; or by private courier requesting evidence of receipt as part of its service, addressed as follows:

         If to Buyer:               Quail Acquisition Corporation
                                    35 Green Street
                                    Malden, MA 02148
                                    Attention:  Leslie B. Lewis
                                    Fax: 781-324-3407

         with a copy to:            Francis J. Feeney, Jr., Esq.
                                    Hutchins, Wheeler & Dittmar
                                    101 Federal Street
                                    Boston, MA 02110
                                    Fax: 617-951-1295

         If to Asahi:               Asahi/America, Inc.
                                    35 Green Street
                                    Malden, MA 02148
                                    Attention: Kozo Terada
                                    Fax: 781-321-4421

         with a copy to:            Burton Winnick, Esq.
                                    Gadsby & Hannah LLP
                                    225 Franklin Street
                                    Boston, MA 02110
                                    Fax: 617-345-7050

or to such other address or fax number as may be designated in writing by any party from time to time in accordance herewith, and any notice shall be deemed delivered upon the earliest to occur of delivery by hand, when so faxed, when so placed in the mails or when delivered to such delivery service as aforesaid. Notice shall be effective if delivered in the manner provided above even if the party listed to receive a copy of the notice does not receive it.

         Section 12.  MISCELLANEOUS.

         12.1 AMENDMENTS. This Agreement covers the entire understanding of the parties hereto, superseding all prior agreements or understandings relating to any of the subject matters hereof, and no modification or amendment of its terms and conditions, including this Section 12.1, shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

         12.2 SUCCESSORS AND ASSIGNS. This Agreement inures to the benefit of, and is binding upon, the successors, permitted assigns, distributees and personal representatives of the parties hereto.

         12.3 HEADINGS. This Agreement shall not be interpreted by reference to any of the titles or headings to the sections or paragraphs of this Agreement, which have been inserted for convenience purposes only and are not deemed a part hereof.

         12.4 GENDER AND NUMBER. This Agreement shall be construed by the actual gender and/or number of the person, persons, entity and/or entities referenced herein, regardless of the gender and/or number used in such reference.

         12.5 SEVERABILITY. This Agreement shall be fully enforceable and effective as to the parties hereto as to its remaining provisions in the event any provision is held to be invalid, illegal or unenforceable.

         12.6 GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without giving effect to any principle of conflict-of-laws that would require the application of the laws of any other jurisdiction.

         12.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement shall become effective at such time as counterparts thereof have been executed and delivered by the parties and it shall not be a condition to its effectiveness that each of the parties has executed the same counterpart.

         12.8 ENTIRE AGREEMENT. This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof. No provision of this Agreement may be waived, modified or amended except by a writing executed by all parties hereto.

         12.9 CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" shall mean including without limitation.

                                      # # #

                     [remainder of page intentionally blank]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly authorized officers under seal, as of the day and year first above written.


                                     BUYER:

                                     QUAIL ACQUISITION CORPORATION


                                     By: /s/ Leslie B. Lewis
                                        --------------------------------
                                        Name: Leslie B. Lewis
                                        Title:

                                     ASAHI:

                                     ASAHI/AMERICA, INC.


                                     By: /s/ Kozo Terada
                                        --------------------------------
                                        Name: Kozo Terada
                                        Title: Treasurer and CFO

                                   SCHEDULE I


         "AFFILIATE" means any person, entity or group controlling, controlled by or under common control with, the specified person or entity, and "control" of a person or entity (including, with correlative meaning, the terms "controlled by" and "under common control with") means (a) the beneficial ownership of 10% or more of the voting securities of such person or entity, (b) the status of being a director, officer, executor, trustee or other fiduciary of such person or entity, or (c) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

         "CORPORATE DOCUMENTS" means a corporation's Charter, Certificate of Incorporation, Articles of Incorporation or Articles of Organization, as the case may be, and bylaws, and any and all amendments thereto.

         "LAWS" means all applicable laws, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, interpretations, constitutions, ordinances, common law, or treaties, of any federal, state, local municipal and foreign, international, or multinational government or administration and related agencies.

         "MANAGEMENT SHAREHOLDERS" means T.J. Hammer, John E. Lawrence, Leslie
B. Lewis and others who agree to subscribe for equity from Buyer.

         "MATERIAL" means the existence of a fact or condition which results in a Material Adverse Effect.

         "MATERIAL ADVERSE EFFECT" means with respect to any Person (including, without limitation, Quail), any materially adverse effect on such Person's business, assets, liabilities, condition (financial or otherwise), or results of operations which has a determinable cost in excess of Ten Thousand Dollars ($10,000)).

         "MERGER" means the merger of Midnight Acquisition Corp. with and into Asahi in accordance with the terms of that certain Agreement and Plan of Merger dated August 9, 1999 among Midnight Acquisition Holdings, Inc., Midnight Acquisition Corp. and Asahi.

         "MERGER AGREEMENT" means that certain Agreement and Plan of Merger dated August 9, 1999 among Midnight Acquisition Holdings, Inc., Midnight Acquisition Corp. and Asahi.

         "MERGER CLOSING DATE" means the date of closing of the Merger.

         "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability corporation, limited liability partnership, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).



                                        2